UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Walt Disney Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On February 1, 2005, Senator George J. Mitchell, Chairman of the Board of Directors of the registrant, made a presentation at an analyst conference held in Orlando, Florida. Senator Mitchell was introduced by the registrant’s Chief Executive Officer, Michael D. Eisner. Portions of the presentation may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

[Introduction by Michael D. Eisner,

Chief Executive Officer, The Walt Disney Company]

Today we happen to have five of nine outside independent board members with us. Judy Estrin is chair of our compensation committee. Judy is the former Chief Technology Officer of Cisco Systems and currently is Chief Executive Officer of Packet Design, Inc., the most recent of several pioneering companies she has founded in the field of high technology. Monica Lozano is chair of our governance and nominating committee and is on our audit committee. Monica is president and chief operating officer of La Opiñion, the largest Spanish-language daily newspaper in the United States. Bob Matschullat is chair of our audit committee and is on our compensation committee. Bob is a private equity investor, who previously served as Vice Chairman of the Board and Chief Financial Officer of Seagram Company, and prior to that, he was Head of Worldwide Investment Banking for Morgan Stanley & Co. And, Fred Langhammer is our newest board member having started just Jan 1 of this year. He is retired CEO of Estee Lauder and continues to serve as chairman of Global Affairs of The Estee Lauder Companies Inc. Aside from fluent English, German and of course Japanese, Fred knows a thing or two about brands and international expansion. These four board members sit before me and are prepared to answer your questions in our Q&A portion of the presentation or at other social times during the day.

Finally, there is one other crucial individual, whom it is now my honor to introduce to you - Senator George Mitchell, chairman of the Walt Disney Board of Directors. Senator Mitchell is the embodiment of principled leadership. His steady hand has guided the board and the company and has taken Disney to a recognized position of leadership in corporate governance. He just has common sense. Ask the Irish. Ask the Palestinians. Ask the Israelis. Ask any member of the US Senate.

It is a pleasure to introduce to you Senator George Mitchell.

[Text of presentation by Senator George J. Mitchell, Chairman of The Walt Disney Company Board of Directors]

Good morning. It’s a pleasure to be able to be with you again here at Walt Disney World.

Almost exactly one year ago, I spoke to you about Disney’s Board of Directors and our approach to the oversight of the company.

What a difference a year makes.

Those of you who were here will recall that we learned that morning of an unsolicited bid to acquire the company.

It was, to say the least, an exciting time. Some thought that it marked the beginning of an era of uncertainty.

In retrospect, I believe it marked the end of a two-year period of intense challenge for this company and, for that matter, for our entire nation; a period that began on September 11, 2001.

For Disney in particular, 9/11’s impact on tourism and the general economy were significant and long lasting.

Nevertheless, the company kept planning and investing for the long-term and, during the past year, Disney and its shareholders have enjoyed the benefits of that strategy.

I’m realistic. I know that, whether in the public sector or the private sector, we all must remain vigilant in these challenging times.

But many meaningful steps have been taken and our company continues to be focused on providing high quality entertainment for a world that wants it now more than ever.

During the past year, as management has continued to move the company forward, the Board has continued to act in the area of governance.

A year ago, on this important subject, I said:

“Approaches to governance practices change over time. There is no one-size-fits-all solution. Every company has a responsibility to revisit and measure its existing guidelines against evolving notions.”

So it should come as no surprise to you that during the past 12 months, our board has further strengthened our governance practices.

We’ve added a new independent director: Fred Langhammer, who Michael already talked about.

We’ve made significant changes to our executive compensation plans, with a revised Management Incentive Bonus Program and a new long-term compensation plan. They more formally tie compensation to performance and reflect, in our view, today’s best practices in executive compensation.

And, of course, earlier in the year, we separated the positions of CEO and chairman and I was elected to serve as Board Chairman.

We have recently amended our governance guidelines to specifically set out the Board’s policy with respect to an independent chair.

These major steps followed a series of actions the Board had taken and that I outlined to you last year. They include:

Annual terms for all Board members, allowing stockholders to vote on the full board every year.

The elimination of the “poison pill.”

The requirement that a “substantial majority” of directors be independent.

The requirement that Board members own a minimum of $100,000 worth of Disney stock.

The establishment of regular executive sessions of non-management directors. As a matter of practice we now have such a session at every Board meeting.

The limitation of the number of public company boards on which directors may sit.

The reduction in the size of the Board.

On this last item, consider how dramatically our board has been transformed in the last three years.

2

In 2002, we had 16 directors. Only half of those directors remain on the board today.

Four new, independent directors have been added for a current total of 12. And nine of them — or 75% — are independent.

When I last spoke to you, I said:

“As often happens, it is taking some time for perception to fully catch up with reality. But it will.”

We believe that perception has finally started to catch up to the reality of strong governance practices at The Walt Disney Company.

Increasingly, there has been acknowledgement of our comprehensive adoption of governance “best practices.”

This acknowledgment has come from people in the governance community and in the investment community … and it has been very gratifying.

I’ve talked a lot about governance because we regard it as important and we devote a lot of time and effort to it.

But I want to be clear that the major focus of our Board is, appropriately, long-term strategy, including new avenues for growth, financial performance and management accountability.

So we are gratified also by the outstanding performance of the company during the past year.

In FY 2004, as you’ve heard, earnings grew more than 60 percent.

Cash flow hit record levels. Return on invested capital significantly improved.

Total return to Disney shareholders exceeded that of the S&P 500 as well as selected media companies during the past year and during the past three years.

As a Board, we work hard to create an environment that fosters continued strong performance by setting clearly defined performance goals for management and emphasizing executive accountability.

The Board’s predominance of diverse and independent members with a wide range of business experience enables it to provide meaningful advice and guidance to the strategic direction of the company.

3

We’re functioning well together as we act as the stewards of the long-term interests of the company and its shareholders.

The Board is currently undertaking what could be its most important task — the selection of the next chief executive officer of The Walt Disney Company.

The entire Board is fully and actively engaged in that process.

We selected the executive search firm of Heidrick & Struggles and we are committed to announcing our decision no later than this June.

While the process is public, the details must be private, in order to allow the Board to frankly go about the business of choosing wisely and well.

And we shall.

We approach this decision in good faith, with open minds.

There has been no prior determination; there are no preconditions.

We are well aware that the individual we select will be only the sixth leader of this corporation in its storied 82-year history.

We are determined that he or she will be the best possible person to decisively and creatively lead this company into its very promising future.

The importance of the CEO selection process looms all the larger for me because it will take place during my final year as a member of the Board.

I have already announced that, if I am re-elected to the Board this year, I will not stand for reelection in 2006, in accordance with our retirement policy.

My ten years on the Board – during which I’m proud to say that I have not missed a single meeting—have been deeply rewarding. For 15 years I was honored to serve the greatest political institution in the world – the United States Senate. For the next ten years, I’ve been privileged to serve one of the greatest private institutions in the world – The Walt Disney Company.

Regardless of where I direct my efforts in the future, I am confident that in the coming decade this company will continue to thrive and prosper.

I also base my optimism about the future of Disney on something I alluded to when I last addressed you. As I said then:

4

“Disney’s board is diverse, reflecting a wide range of expertise and points of view, but it is also a Board that is united by a common dedication to overseeing the creation of value for Disney shareholders.”

The performance of the company has improved dramatically and we believe strongly that this effective performance will continue.

At the same time, the Board and its governance practices have evolved, as we said they would.

In the next year there will be further changes. What won’t change, during my tenure or beyond, is this Board’s focus on serving the interests of the shareholders of this company.

You can bank on that.

I know I will.

Thank you very much for your attendance and your attention.

5